Exhibit 99.1

Nevro Appoints Karen N. Prange to the Company’s Board of Directors

REDWOOD CITY, Calif., December 18, 2019 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced that its Board of Directors has appointed Karen N. Prange as a member of the Board, effective today.

“We are pleased to welcome Karen to our Board of Directors and look forward to benefitting from her extensive healthcare leadership expertise as we continue on our path toward building durable growth and value for Nevro’s shareholders,” said D. Keith Grossman, Chairman, CEO and President of Nevro.

Ms. Prange was most recently Executive Vice President and Chief Executive Officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein and a member of the Executive Committee. In this role, she led a business that generated over $6 billion of revenue across three different business units, growing the business to above-market levels in all business segments. Prior to her role at Henry Schein, she was SVP of Boston Scientific and President of its Urology and Pelvic Health business and served as General Manager of the Micrus Endovascular and Codman Neurovascular business at Johnson & Johnson Company. In addition to general management roles, Ms. Prange has extensive experience in commercial and operational roles, including managing innovation pipelines and acquiring and integrating companies. Ms. Prange currently serves on the boards of Atricure and Cantel Medical and is a strategic advisor for Nuvo Group. Ms. Prange earned her B.S. in Business Administration with honors from the University of Florida and has completed executive education coursework at UCLA Anderson School of Business and Smith College.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

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Investor Relations:

Juliet Cunningham

Vice President, Investor Relations

+1 650-433-3247

ir@nevro.com